Exhibit 99.4

FAMILY ROOM ENTERTAINMENT CORPORATION
8530 Wilshire Boulevard, Suite #420 Beverly Hills, CA 90211
( 310-659-9411 (PHONE) 2 310-659-9412 (FACSIMILE)

IR Contact: M. Dal Walton, III
Phone: 310-659-9411 x127

DRAFT FOR DISCUSSION
For Release: To Be Determined

FAMILY ROOM RECEIVES FUNDING

Los Angeles, CA (November --, 2004) - Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY), is pleased to announce today that it has received funding from institutional and accredited investors with net proceeds to the Company of $1,744,290.

Company will use the proceeds of this financing to fund (a) public relations and publicity efforts; (b) various motion picture development and production activities, including, but not limited to, the acquisition of and the development of literary properties (screenplays, books and other underlying rights), fund the production of small independent motion picture projects; with the balance to be utilized as (c) working capital to support the Company’s planned aggressive growth.

Co-chairs Randall Emmett and George Furla stated: "We are very excited about the opportunities this funding commitment will afford us. We believe this represents a vote of confidence from the financial community with regard to our up-coming projects. We are also energized by the idea that we will be able to aggressively focus on company growth and acquiring new projects for the near to mid-range future.”

Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment, is currently prepping two $25 million plus projects: “88 MINUTES with James Foley at the helm and THE CONTRACT with two-time Academy Award Nominee Bruce Beresford directing. Currently in postproduction is Emmett/Furla’s EDISON, writer/director David Burke’s feature film début. EDISON stars Morgan Freeman, LL Cool J, Justin Timberlake and Kevin Spacey. Emmett/Furla Films recently world-premiered A LOVE SONG FOR BOBBY LONG at the Venice Film Festival. The Pic stars John Travolta and Scarlett Johansson. In addition, THE AMITYVILLE HORROR, which Emmett/Furla Films set up with Millennium Films and Miramax/Dimension, is in post-production. Also in the early stages of pre-production is THE ABOMINABLE SNOWMAN, which Emmett and Furla will produce with Ilya Salkind (Superman I, II, III)

About Family Room Entertainment

Family Room Entertainment Corporation, with its subsidiaries, Emmett Furla Films Productions, Emmett Furla Films Distribution and EFF Independent, is a publicly held company trading on the NASDAQ Bulletin Board under the symbol “FMLY”. Family Room Entertainment develops, produces and performs production related services for the entertainment industry. Family Room Entertainment’s aim is to create and produce high quality motion pictures with high profile talent that can be distributed to a worldwide audience. FMLY derives its income from producer fees, consulting and service fees as well as its participation in the profits of the various pictures it produces.

The FMLY co-founders, Randall Emmett and George Furla, believe that they have the expertise and contacts within the entertainment industry, specifically in the competitive production and distribution arenas, to profitably acquire content, package product by adding value to the content with top quality talent and produce motion pictures which are in the moderate to higher level budgets, which can be distributed to a mass worldwide audience. However, there is no assurance that any motion picture, which has not yet been released, will be released, that a change in the scheduled release dates of any such films will not occur or, if such motion picture is released, it will be successful.

Forward Looking Statement:
Safe Harbor: Statements contained in this news release, which is not historical facts, are forward-looking statements as that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause results to differ materially from those projected.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "ACT"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "expect," "intend to" and similar conditional expressions are intended to identify forward- looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.